Exhibit 99.1

 AMS Health Sciences, Inc. Announces New Board Member

Oklahoma City, OK, November 29, 2006 - AMS Health Sciences, Inc (AMEX: AMM) announced today the nomination and election of Richard C. Wiser to the Board of Directors. Mr. Wiser was elected by unanimous written consent.

Mr. Wiser replaces Steven Dickey who tendered his resignation effective November 27, 2006. Mr. Dickey’s resignation was not the result of a disagreement with the Company related to its operations, policies or practices. Mr. Wiser also replaces Mr. Dickey as a member of the Audit Committee.

Mr. Wiser has over 30 years experience in direct sales and multi-level marketing. Mr. Wiser spent over 25 years with Mary Kay, Inc. as it grew to over a $1 billion in sales. His final assignment was Vice President of Strategic Planning. Subsequent to that, Mr. Wiser was Vice President, Forecasting and Business Analysis for The Pampered Chef, at the time a $700 million international direct-selling company. Mr. Wiser served on an executive team that orchestrated the sale of Pampered Chef to Warren Buffet’s Berkshire Hathaway. Currently, Mr. Wiser serves as Vice President of Business Analysis and Forecasting for Creative Memories, an international direct-selling company with over 90,000 independent sales representatives.

Mr. Wiser earned a Bachelor of Business Administration degree and a Master of Business Administration degree in finance from the University of Texas. Mr. Wiser is also a Certified Public Accountant certified in the state of Texas.

“Steve has been a great Board member during my short tenure at AMS. He has a base of knowledge about this company that I have drawn on numerous times. I am sorry that he has to step down but I understand completely the responsibilities that he has in regard to his family business interests. I am ecstatic that Richard would choose to join AMS. His experience in this industry will be an invaluable asset to me and the management team. As we enter 2007 and look toward international expansion, Richard’s knowledge of international operations will be a significant factor in helping us to decide which countries to expand into and the necessary requirements to be successful in an international expansion. Richard has already been involved in helping me find other Board members and key executives to support our growth strategies,” said Dr. Jerry Grizzle, President and CEO of AMS.

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the United States and Canada. More information about the Company is available at http://www.amsonline.com.

Contact:

AMS Health Sciences, Inc., Oklahoma City
Robin Jacob, 405-842-0131
Vice President and Chief Financial Officer
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Source: AMS Health Sciences, Inc.